Exhibit 10(i)

                        CONSULTING AGREEMENT AND RELEASE
                        --------------------------------

     This Agreement is made between B-Line Systems, Inc., including any subsidiaries, parent, affiliated or related companies, their successors and assigns (hereinafter collectively referred as "B-Line"), and Floyd Worley ("Worley").

     WHEREAS, Worley desires to retire from his employment and settle all legal rights and obligations resulting from Worley's employment with B-Line; and

     WHEREAS, Worley has been employed by B-Line and is intimately familiar with its business; and

     WHEREAS, B-Line desires to retain Worley as an independent contractor to render consulting and advisory services to B-Line, and to assist in the conduct of its business; and

     WHEREAS, Worley desires to be so retained and render such consulting and advisor services to B-Line, all on the terms and subject to the conditions herein provided;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and undertakings of the parties set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Worley agrees to voluntarily retire from his employment with B-Line effective December 31, 1998 and agrees to be available to perform services as a consultant for B-Line for the compensation set forth below for the eighteen (18) month period from January 1, 1999 through June 30, 2000, when Worley will cease to be a consultant or associated with B-Line in any capacity. Worley further agrees to resign as an officer of Sigma/Aldrich Corporation ("Sigma/Aldrich") effective December 31, 1998.

     2. In consideration for Worley's execution of this Separation Agreement and Release (hereinafter "Agreement"), B-Line agrees:

          (a) To continue to pay Worley his regular salary up to and including December 31, 1998.

          (b) To pay Worley the sum of Eleven Thousand Dollars ($11,000) per month, as compensation for the eighteen (18) month period, January 1, 1999 through June 30, 2000, that Worley agrees to serve as a consultant to B-Line pursuant to this Agreement. Worley understands and agrees that said payments are made for services as an independent contractor and he agrees to pay all taxes due on said payments.

          (c) To continue to cover Worley under B-Line's group medical insurance plan through June 30, 2000. The parties acknowledge and agree that the effective date of Worley's retirement shall constitute the qualifying event for purposes of COBRA. Should Worley exercise his right to elect COBRA continuation coverage, B-Line agrees to pay for such coverage, provided such coverage does not extend beyond June 30, 2000. Effective June 30, 2000, Worley shall be eligible to participate, should he so apply/elect, in B-Line's retiree health benefit program.

          (d) To pay Worley on January 4, 1999, less deductions required by law for 10,200 Sigma/Aldrich incentive stock bonus units within the Sigma/Aldrich Incentive Stock Bonus Plan, which value will be calculated using the highest closing price of Sigma/Aldrich stock on the NASDAQ Exchange on any trading day between November 24, 1998 and December 31, 1998 and increased as appropriate for tax considerations. A schedule of said incentive stock bonus units is attached hereto as Schedule 1.

          (e) To allow Worley ninety (90) days from the effective date of his resignation to exercise all stock options, with all stock options to be considered fully vested in accordance with the terms of the Sigma/Aldrich Stock Option Plan. A schedule of said stock options is attached hereto and incorporated herein as Schedule 2.

          (f) To transfer title of Worley's company car to Worley effective December 31, 1998.

     3. The parties agree that the compensation and benefits described above provided Worley by B-Line represents additional compensation and benefits to which Worley would not be entitled absent this Agreement. The parties further agree that the compensation and benefits described above constitute the total understanding of all compensation and benefits payable by B-Line to Worley with regard to his employment by B-Line, the resignation thereof, and his services as a consultant, and that no other compensation, bonuses, incentive stock bonus units, stock options, vacation, benefits or payments of any kind will be paid other than the amounts set forth above.

     4. (a) B-Line agrees to retain Worley as a consultant, and Worley agrees to serve as a consultant to B-Line, during the period January 1, 1999 through June 30, 2000. Worley agrees to provide reasonable advisory and consulting services to B-Line on such matters relating to the business of B-Line as B-Line from time to time may request. These consulting services will be within the experience and vocational capabilities of Worley and reasonable notice and deadlines for accomplishment of services by Worley will be provided by B-Line. All requests for the consulting services of Worley will be issued by Carl T. (Tom) Cori, Chief Executive Officer, Sigma/Aldrich Corporation, who will specify the question to be answered and/or the matter to be addressed, leaving the means, methods and details of performance to Worley's independent judgment and discretion consistent with the law and common business ethics and standards of conduct.

          (b) For and during the term of Worley's consulting services, Worley will be deemed to be, and will be acting as, an independent contractor with respect to any consulting services requested pursuant to this Agreement. Nothing contained in this Agreement shall be construed to create the relation of employer/employee between Worley and B-Line. Worley will be free to exercise his own judgment as to the means and details by which he will accomplish the performance of any consulting services performed under this Agreement. Worley's authority is limited to providing consulting services, and he shall have no authority whatsoever to incur any obligation or liability, or make any contract, agreement, or any other commitment on behalf of B-Line or any subsidiaries or affiliates thereof, without the express prior written consent of Carl T. (Tom) Cori, Chief Executive Officer, Sigma/Aldrich Corporation.

     5. Worley hereby waives and releases B-Line, its officers, directors, representatives, and employees from any and all claims made, or which could have been made, of whatever nature, as a consequence of his employment or the termination of his employment relationship with B-Line pursuant to this Agreement, or arising out of any known or unknown fact, condition, or incident occurring prior to the date of this Agreement, including, but not limited to, all claims of discrimination under local, state or federal law, regulation or executive order, including, but not limited to, all claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Americans With Disabilities Act, any other federal, state or local law, ordinance or regulation regarding discrimination in employment or termination of employment, any claims for breach of contract, wrongful termination, promissory estoppel, detrimental reliance, negligent or intentional infliction of emotional distress, or any other common law claims in contract or tort, all claims for lost wages, bonuses, commissions, benefits, stock options, incentive stock options, expenses, severance, re-employment, compensatory or punitive damages, attorneys' fees and all claims for any other type of damage relief. Worley further waives all rights to future employment with B-Line and agrees not to apply for employment with B-Line subsequent to the effective date of his retirement.

     Notwithstanding the foregoing Release, nothing contained in this Agreement shall limit Worley's rights to indemnification from Sigma/Aldrich or his rights to coverage under Sigma/Aldrich's D&O coverage (or other insurance coverage) for acts or omissions as an officer of Sigma/Aldrich that he would be covered for under the terms of existing indemnification policies and insurance policies.

     6. Worley agrees to return all B-Line property in his possession including, without limitation, computer, telephone and facsimile machine, on or immediately following the effective date of his retirement.

     7. Worley covenants not to sue B-Line or any other party released herein with respect to any claim released pursuant to this Agreement.

     8. Worley agrees not to disclose the terms or details of this Agreement to any person other than his attorney, accountant, income tax preparer, spouse and children. Worley agrees to ensure said individuals maintain such confidentiality.

     9. By execution of this document, Worley expressly waives any and all rights to claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621, et seq.:

          (a) Worley acknowledges that his waiver of rights or claims refers to rights or claims arising under the Age
Discrimination in Employment Act of 1967, is in writing and is understood by Worley;

          (b) Worley expressly understands that by execution of this document, Worley does not waive any rights or claims that may arise under the Age Discrimination in Employment Act of 1967, after the date the waiver is executed;

          (c) Worley acknowledges that the waiver of his rights or claims arising under the Age Discrimination in Employment Act is in exchange for the consideration outlined in this Agreement which is above and beyond that to which Worley is entitled and that this waiver is not requested in connection with an existing incentive or other employment termination program;

          (d) Worley acknowledges that B-Line expressly advised him on November 24, 1998 to consult an attorney of his choosing prior to executing this document and that he has been given a period of not less than twenty-one (21) days within which to consider this document;

          (e) Worley acknowledges he has been advised by B-Line that he is entitled to revoke (in the event he executes this document) his waiver of rights or claims arising under the Age Discrimination in Employment Act within seven (7) days after executing this document and that said waiver will not and does not become effective or enforceable until the seven (7) day revocation period has expired. Worley agrees that payment of monies due under this executed and unrevoked waiver shall not be payable until the seven (7) day revocation period has expired.

     10.  The parties further agree as follows:

     10.1 That the covenants of this Agreement are severable and that if a clause(s) shall be found unenforceable, the entire document shall not fail but shall be construed and enforced without any severed clause(s) in accordance with the terms of this document;

     10.2 That this Agreement shall supersede all other oral or written agreements including, without limitation, Worley's employment agreement dated April 9, 1990 or understandings between the parties with the exception that Worley shall continue to be bound by the Agreement between B-Line and Worley executed by him during employment by B-Line and attached hereto as Exhibit A.

     10.3 That this Agreement contains the entire understanding of the parties and that this Agreement shall not be modified, altered or changed except upon the express written consent of the parties hereto;

     10.4 That B-Line's failure to exercise any of its rights in the event Worley breaches any of the separate and distinct promises in this Agreement shall not be construed as a waiver of such breach or prevent B-Line from later enforcing strict compliance with any and all promises in this Agreement;

     10.5 B-Line and the other parties released herein specifically deny that they have violated any statute, regulation, or any other legal duty governing their relationship with Worley. It is understood that the payments and other consideration provided by this Agreement are not and shall not be construed to be an admission of guilt or liability on the part of any party hereby released.

     11. Worley acknowledges he has read this Agreement, that he has had a reasonable amount of time to consider its terms, that the only consideration for him signing this Agreement are the terms stated above, that no other promise, agreement, statement or representation of any kind has been made to him by any person or entity to cause him to sign this Agreement, that he is competent to execute this Agreement, that he has had an adequate opportunity to discuss this Agreement with an attorney and he has done so or he has voluntarily elected not to do so, that he fully understands the meaning and intent of this Agreement and that he is voluntarily executing it of his own free will after good faith negotiations with B-Line concerning its terms.


AGREED TO AND ACCEPTED:

/s/ Floyd Worley
------------------------------------
FLOYD WORLEY

STATE OF Missouri   )
                    )ss.
CITY OF St. Louis   )

     COMES NOW Floyd Worley, who states to me that he has read and understands the foregoing Agreement and agrees to and accepts its terms and conditions as a free act of his own volition.

     Subscribed and sworn to before me this 10th day of December, 1998.

                               /s/ Janet L. Bohnstadt
                              ---------------------------------
                              Notary Public
My Commission Expires:
      8/26/2001

                              B-LINE SYSTEMS, INC.

                              By: /s/ David R. Harvey
                                 ----------------------------------------
                              Date:  12/10/98
                                   --------------------------------------




                                   SCHEDULE 1
                                   ----------


                            SIGMA/ALDRICH CORPORATION
                           INCENTIVE STOCK BONUS PLAN



        YEAR                           STOCK BONUS UNITS OUTSTANDING
        ----                           -----------------------------

        1993                                       2,400

        1994                                        -0-

        1995                                       4,000

        1996                                       2,300

        1997                                       1,500



                                   SCHEDULE 2
                                   ----------

                            SIGMA/ALDRICH CORPORATION
                               STOCK OPTION GRANTS



                                        Number of
          Year           Price            Shares
          ----         ---------       ------------
          1990         $14.5625           7,000

          1992         $23.375            6,000

          1993         $27.625           40,000

          1994         $18.125           40,000

          1995                                0

          1996                                0

          1997         $36.00            20,000



All share prices and grant amounts prior to 1997 have been adjusted for January, 1997 stock dividends.


                                   EXHIBIT "A"

AGREEMENT between SIGMA CHEMICAL COMPANY and
--------------------------------------------

                                 -----------------------------------------------


   In consideration of the compensation and other benefits of my employment or continued employment by Sigma Chemical Company (the Company) and of other valuable consideration, I agree as follows:

CONFIDENTIAL INFORMATION

   I recognize that the Company is engaged in the business of research, development, manufacture and sale of chemicals, chemical products and allied activities, which business requires for its successful operation the fullest security of its Confidential Information of which I will acquire knowledge during the course of my employment.

   As used in this agreement, "Confidential Information" means all technical and business information of the Company, or which is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, similar information is revealed to the Company, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by me (alone or with others) or to which I shall have had access during my employment. Confidential Information shall include all data, designs, plans, notes, memoranda, work sheets, formulas, processes, patents, customer and supplier lists.

   I shall use my best efforts and diligence both during and after my employment with the Company to protect the confidential, trade secret and/or proprietary character of all Confidential Information. I shall not, directly or indirectly, use (for myself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of my duties for the Company.

   I shall promptly deliver to the Company, at the termination of my employment or at any time at the Company's request, without retaining any copies, all documents and other material in my possession relating, directly or indirectly, to any Confidential Information.

   Each of my obligations in this section shall also apply to the confidential, trade secret and proprietary information learned or acquired by me during my employment from others with whom the Company has a business relationship.

COMPETITIVE ACTIVITY

   I shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during the period of my employment by the Company and for a period of two years following termination for any reason of my employment with the Company engage in or contribute my knowledge to any work or activity that involves a product, process, service or development which is then competitive with and the same or similar to a product, process, service or development on which I worked or with respect to which I had access to Confidential Information while with the Company. However, I shall be permitted to engage in such proposed work or activity, and the Company shall furnish me a written consent to that effect signed by an officer, if I shall have furnished to the Company clear and convincing written evidence, including assurances from me and my new employer, that the fulfillment of my duties in such proposed work or activity would not cause me to disclose, base judgements upon, or use any Confidential Information, including information relating to the identity of or product supplied to or pruchased from the customers or suppliers of the Company.

   Following expiration of said two-year period, I shall continue to be obligated under the "Confidential Information" section of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectible as confidential or trade secret information.

   Following termination of my employment for any reason, I agree to advise the Company of my new employer within ten days after accepting new employment. I further agree to keep the Company so advised of any change in my employment for two years following termination of my employment with the Company.

   I understand that it is not the intention of the Agreement to prevent me from earning a livelihood utilizing my general purchasing, sales, professional or technical skills in any of the hospitals, businesses, research or manufacturing facilities of companies which are not directly or indirectly in competition with the Company.

IDEAS, INVENTIONS, DISCOVERIES

   I shall promptly disclose to the Company all ideas, inventions or discoveries, whether or not patentable, which I may conceive or make (alone or with others) during my employment, whether or not during working hours, and which, directly or indirectly,
     (a) relate to matters within the scope of my duties or field of responsibility during my employment with the Company; or
     (b) are based on my knowledge of the actual or anticipated business or interest of the Company; or
     (c) are aided by the use of time, materials, facilities or information of the Company.

   I herby assign to the Company or its designee, without further compensation, all of my right, title and interst in all such ideas, inventions or discoveries in all countries of the world.

   Without further compensation but at the Company's expense, I shall give all testimony and execute all patent applications, rights of priority, assignments and other documents and in general do all lawful things requested of me by the Company to enable the Company to obtain, maintain and enforce protection of such ideas, inventions and discoveries for and in the name of the Company or its designee (as the case may be) in all countries of the world. However, should I render any of these services during a two-year period following termination of my employment, I shall be compensated at a rate per hour equal to the basic salary I received from the Company at the time of termination and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the services.

GENERAL

   If I am employed by an affiliate of the Company and have not entered into a superseding agreement with my new employer covering the subject matter of this Agreement, then this Agreement shall continue in effect and my new employer shall be termed "the Company" for all purposes hereunder and shall have the right to enforce this Agreement as my employer. In the event of any subsequent employment by the Company or any other affiliate, may new employer shall succeed to all rights under this Agreement so long as such employer shall be an affiliate of the Company and so long as this Agreement has not been superseded.

   As used in this Agreement, an "affiliate" of the Company shall mean any parent or subsidiary of the Company, any company owned or controlled by any parent of the Company as well as any subsidiary of such companies and any company or corporation with which the Company has a contractual or ongoing business relationship which requires the Company and such other company or coporation to agree to noncompetition or non-disclosure covenants similar to or the same as those contained herein.

   The Company and I shall have the right to terminate my employment at any time
by giving at least     days written notice to the other party; provided,
however, the Company may terminate my employment without notice at any time for any cause deemed by it to be a breach of my employment duties or of any of my obligations under this Agreement. The Company, at its option, any elect to pay my salary for the notice period instead of continuing my active employment during that period.

   I hereby acknowledge that damages for the violation of the provisions contained in this Agreement will not give full and sufficient relief to the Company, and I agree that in the event of any violation of any of said provisions the Company shall be entitled to injunctive relief against violation thereof, in addition to any other rights it may have by reason of said violation.

   This Agreement shall be interpreted under the laws of the State of Missouri. If any provison of this Agreement is held invalid in any respect, it shall not affect the validity of any other provision of this Agreement. If any provision of the Agreement is held to be unreasonable as to time, scope or otherwise, it shall be construed by limiting and reducing it so as to be enforceable under then applicable law.


This Agreement is signed in duplicate, as of the 29th day of March, 1990.


SIGMA CHEMICAL COMPANY

By /s/ Carl T. Cori                       /s/ Floyd L. Worley
  ----------------------------------    ----------------------------------------
                                        Signature of Employee

   Carl T. Cori                          Floyd L. Worley
------------------------------------    ----------------------------------------
Typed Name and Title                    Typed Name of Employee